For immediate release:

Exhibit 99.1

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484-6042

Republic Airways Holdings Announces Fourth Quarter
and Calendar Year 2007 Earnings

Indianapolis, Indiana, (February 6, 2008) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $351.8 million for the quarter ended December 31, 2007, a 19.2% increase, compared to $295.3 million for the same period last year.  The Company also reported net income of $24.3 million, or $0.65 per diluted share, for the quarter ended December 31, 2007, compared to $20.4 million of net income, or $0.46 per diluted share, for the same period last year.

The primary items of significance affecting the fourth quarter of 2007 are outlined below:

Fourth Quarter 2007 Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline service revenues increased 26.3% to $268.0 million for the fourth quarter of 2007 from $212.2 million for the same quarter of 2006, primarily as a result of a 25.7% increase in block hours.  The block hour increase reflects the addition of 49 aircraft that were placed into service throughout the year.

During the quarter the Company took delivery of eight, new 86-seat E175 aircraft and entered into long-term, fixed-rate debt financing arrangements for all eight aircraft.

Total operating expenses for the fourth quarter of 2007, including interest expense but excluding fuel charges (which are reimbursable by the Company’s partners) of $237.5 million, increased approximately 27.0% from $187.0 million for the same quarter of 2006.  Operating cost per ASM (CASM), including interest expense but excluding fuel decreased to 7.38¢ from 7.63¢ in the prior year’s fourth quarter.  For the quarter, the Company reported a 31.2% increase in available seat miles (ASMs) to 3.22 billion ASMs, up from 2.45 billion ASMs during the same period last year.

This year’s fourth quarter results included a year-to-date adjustment for state tax liabilities which increased net income for the quarter by approximately $2.7 million, or $0.07 per diluted share.  The negative impact on pre-tax earnings for transition expenses during the quarter was approximately $2 million, which is consistent with the guidance provided by the Company during its third quarter update.

Also during the quarter, the Company repurchased approximately 1.8 million shares of its common stock for total consideration of approximately $37.1 million.  On December 14, 2007, the Board of Directors authorized an additional $100 million share repurchase program.  As of December 31, 2007, $98.6 million of this authorization remained.

Full Year 2007 Highlights
For the full year ended December 31, 2007, operating revenues increased 13.1% to $1.29 billion, compared to $1.14 billion for the same period last year.  Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline services revenues increased 23.4% to $978.0 million for 2007 from $792.7 million for 2006, primarily as a result of a 22.1% increase in block hours.  The Company also reported net income of $82.8 million for 2007, or $2.02 per diluted share.

The impact on 2007 pre-tax earnings for transition expenses, which include unreimbursed aircraft costs, increased pilot training expenses, and forgone profits on the Company’s reduced scheduled operations during the year, was approximately $19 million.

The Company increased its operating fleet to 219 aircraft as of December 31, 2007, from 171 as of December 31, 2006.  Forty-nine aircraft were placed into service during the year and one aircraft was removed from charter service and subleased offshore.

During the year the Company repurchased over seven million shares of its common stock for total consideration of $142.4 million.  This reduction in basic shares, coupled with the cancellation of over 3.4 million warrants as a result of amending the Company’s Delta agreements, reduced the Company’s diluted share count for the fourth quarter of 2007 by more than 15% from the fourth quarter of 2006.

Total ASMs for 2007 increased 25.7% from 2006 to 11.5 billion and block hours increased 22.1% from 2006 to almost 680,000 in 2007.  Operating cost per ASM (CASM), including interest expense but excluding fuel decreased to 7.58¢ in 2007 from 7.61¢ in 2006.

Balance Sheet Information
At December 31, 2007, the Company had $164.0 million in cash and marketable securities compared to $195.5 million as of December 31, 2006.   The Company’s long-term debt increased to $1.91 billion as of December 31, 2007, compared to $1.57 billion at December 31, 2006. The Company has significant long-term lease obligations that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $777 million as of December 31, 2007.

Corporate Information
Republic Airways Holdings, the 2008 ATW Regional Airline of the Year, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,250 flights daily to 119 cities in 38 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Frontier Airlines, United Express and US Airways Express. As of December 31, 2007, the airlines employed approximately 4,700 aviation professionals and operated 219 regional jets. For more information on Republic Airways please visit our website at www.rjet.com

The Company will conduct a telephone briefing to discuss its fourth quarter results tomorrow morning at 10:30 a.m. EST. A live Webcast of this briefing will be available online at www.rjet.com - investor relations.  This call is being webcast by Thomson/CCBN and can be accessed at Republic Airways Holdings website at www.rjet.com.  For those wishing to participate please call 866-831-6247 and for international calls please dial 617-213-8856, the password is 36047516. To listen to a telephone replay of the webcast please call 888-286-8010 and the password is 74680052. For international telephone replay please call 617-801-6888 and use the same password.  The replay will be available February 7, 2008 at 12:30 pm until March 7, 2008.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
OPERATING REVENUES
Regional Airline Services	$ 347,747	$ 289,306	20.2%	$ 1,274,607	$ 1,118,226	14.0%
Other	4,092	5,983	-31.6%	18,070	24,852	-27.3%
Total operating revenues	351,839	295,289	19.2%	1,292,677	1,143,078	13.1%

OPERATING EXPENSES
Wages and benefits	62,836	45,328	38.6%	226,521	175,483	29.1%
Aircraft fuel	79,759	77,074	3.5%	296,573	325,500	8.9%
Landing fees	14,307	11,528	24.1%	53,684	41,993	27.8%
Aircraft and engine rent	33,924	24,897	36.3%	124,961	94,773	31.9%
Maintenance and repair	34,637	29,342	18.0%	130,237	105,198	23.8%
Insurance and taxes	4,821	3,672	31.3%	19,039	17,652	7.9%
Depreciation and amortization	28,865	24,906	15.9%	106,594	92,228	15.6%
Impairment	-	-	0.0%	-	(2,050)	NM
Other	29,214	22,980	27.1%	104,790	79,708	31.5%
Total operating expenses	288,363	239,727	20.3%	1,062,399	930,485	14.2%
OPERATING INCOME	63,476	55,562	14.2%	230,278	212,593	8.3%

OTHER INCOME (EXPENSE)
Interest expense	(28,888)	(24,356)	18.6%	(107,323)	(91,128)	17.8%
Other income	1,983	2,697	-26.5%	11,013	9,944	10.8%
Total other income (expense)	(26,905)	(21,659)	24.2%	(96,310)	(81,184)	18.6%

INCOME BEFORE INCOME TAXES	36,571	33,903	7.9%	133,968	131,409	1.9%

INCOME TAX EXPENSE	12,304	13,480	-8.7%	51,210	51,899	-1.3%

NET INCOME	24,267	20,423	18.8%	82,758	79,510	4.1%
PER SHARE, BASIC	$ 0.66	$ 0.48	37.5%	$ 2.05	$ 1.89	8.5%
PER SHARE, DILUTED	$ 0.65	$ 0.46	41.3%	$ 2.02	$ 1.82	11.0%
Weighted Average Common Shares
Basic	36,933	42,606	-13.3%	40,350	42,150	-4.3%
Diluted	37,246	43,949	-15.3%	41,046	43,616	-5.9%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Regional airline services revenues, excluding fuel ($000)	267,988	212,232	26.3%	978,034	792,726	23.4%
Passengers carried	4,466,422	3,325,774	34.3%	16,286,807	12,666,130	28.6%
Revenue passenger miles (000)	2,333,764	1,732,016	34.7%	8,581,836	6,650,399	29.0%
Available seat miles (000)	3,218,343	2,452,261	31.2%	11,511,795	9,154,719	25.7%
Passenger load factor	72.5%	70.6%	1.9 pts	74.5%	72.6%	1.9 pts
Cost per available seat mile, including interest expense (cents)	9.86	10.77	-8.4%	10.16	11.16	-9.0%
Fuel cost per available seat mile (cents)	2.48	3.14	-21.0%	2.58	3.55	-27.3%
Cost per available seat mile, excluding fuel expense (cents)	7.38	7.63	-3.3%	7.58	7.61	-0.4%
Operating aircraft at period end:
37-50 seat regional jets	118	95	24.2%	118	95	24.2%
70+ seat regional jets	101	76	32.9%	101	76	32.9%
Block hours	187,477	149,096	25.7%	679,718	556,636	22.1%
Departures	104,883	84,898	23.5%	381,415	319,021	19.6%
Average daily utilization of each aircraft (hours)	10.3	10.4	-1.0%	10.3	10.3	0.0%
Average aircraft stage length	521	511	2.0%	522	515	1.4%